Exhibit 99.1

Opexa Therapeutics, Inc. Announces Pricing of Common Stock and Warrant Offering

THE WOODLANDS, Texas--(BUSINESS WIRE)--February 7, 2013--Opexa Therapeutics, Inc. (NASDAQ:OPXA) a company developing Tcelna™ (imilecleucel-T), a novel T-cell therapy for multiple sclerosis (MS), today announced it has priced an offering of shares of its common stock and warrants to purchase common stock in a private registered offering of 1,083,334 units at a price of $3.00 per unit, for gross proceeds of $3,250,000. Each unit consists of one share of common stock and a warrant to purchase one-half (0.50) of a share of common stock. The shares of common stock and warrants are immediately separable and will be issued separately such that no units will be issued. The warrants are exercisable immediately upon issuance, have a four-year term and an exercise price of $3.00 per share. The offering is expected to close on or about February 11, 2013, subject to customary closing conditions. All of the shares in the offering are to be sold by Opexa.

The net proceeds from these financing arrangements will be used for working capital and general corporate purposes, including the continued conduct of the Abili-T clinical study, Opexa's ongoing Phase 2b clinical trial of Tcelna in Secondary Progressive MS patients.

Dawson James Securities, Inc. acted as exclusive placement agent in connection with the offering.

This offering is being conducted pursuant to a shelf registration statement (File No. 333-185001) that was declared effective by the U.S. Securities and Exchange Commission on December 05, 2012. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission (SEC). When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or by request at Dawson James Securities by e-mailing placements@djsiny.com.

About Multiple Sclerosis (MS)

MS is a chronic, inflammatory condition of the central nervous system and is the most common, non-traumatic, disabling neurological disease in young adults. It is estimated that approximately two million people have MS worldwide.

While symptoms can vary, the most common symptoms of MS include blurred vision, numbness or tingling in the limbs and problems with strength and coordination. The relapsing forms of MS are the most common.

About Tcelna

Tcelna is a potential personalized therapy that is under development to be specifically tailored to each patient's disease profile. Tcelna is manufactured using ImmPath™, Opexa's proprietary method for the production of a patient-specific T-cell immunotherapy, which encompasses the collection of blood from the MS patient, isolation of peripheral blood mononuclear cells, generation of an autologous pool of myelin-reactive T-cells (MRTCs) raised against selected peptides from myelin basic protein (MBP), myelin oligodendrocyte glycoprotein (MOG) and proteolipid protein (PLP), and the return of these expanded, irradiated T-cells back to the patient. These attenuated T-cells are reintroduced into the patient via subcutaneous injection to trigger a therapeutic immune system response.

Opexa is currently conducting a Phase IIb study of Tcelna. Named Abili-T, the trial is a randomized, double-blind, placebo-controlled clinical study in patients who demonstrate evidence of disease progression without associated relapses. The trial is expected to enroll 180 patients at approximately 30 leading clinical sites in the U.S. and Canada with each patient receiving two annual courses of Tcelna treatment consisting of five subcutaneous injections per year. The trial’s primary efficacy outcome is the percentage of brain volume change (atrophy) at 24 months. Study investigators will also measure several important secondary outcomes commonly associated with MS, including disease progression as measured by the Expanded Disability Status Scale (EDSS), annualized relapse rate and changes in disability as measured by EDSS and the MS Functional Composite.

About Opexa

Opexa is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases such as MS. The Company’s leading therapy candidate, Tcelna™, is a personalized cellular immunotherapy that is in Phase IIb clinical development for MS. Tcelna is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expects,” “believes,” “may,” “could,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the development of the Company’s product candidate, Tcelna (imilecleucel-T), constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the proposed financing, and whether or not the closing conditions are satisfied and the Company is able to receive the anticipated proceeds; the success of our clinical trials (including the Phase IIb trial for Tcelna (imilecleucel-T) in SPMS); our ability to raise additional capital to continue our development programs (including to undertake and complete any ongoing or further clinical studies for Tcelna; the efficacy of Tcelna for any particular indication, such as for relapsing remitting MS or secondary progressive MS; our compliance with all Food and Drug Administration regulations; our ability to obtain, maintain and protect intellectual property rights (including for Tcelna); and other risks detailed in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

CONTACT:
Opexa Therapeutics, Inc.
Neil K. Warma
281.775.0600
nwarma@opexatherapeutics.com
or
The Trout Group
Adam Cutler
646.378.2936
opexa@troutgroup.com